Exhibit 99.1

Media	Analysts	Investors
Susan Gallagher	Doug Fischer	Investor Services
(314) 554-2175	(314) 554-4859	(800) 255-2237
sgallagher@ameren.com	dfischer@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

Ameren Corporation Announces Intention to Offer Common Stock

ST. LOUIS, Sept. 8, 2009 -- Ameren Corporation (NYSE: AEE) announced today its plan to offer 19,000,000 shares of its common stock and to grant the underwriters an option for a period of 30 days to purchase up to an additional 2,850,000 shares of its common stock. The offering is subject to market conditions. Ameren expects to use the net proceeds from the issuance of the common stock to make investments in its rate-regulated utility subsidiaries in the form of equity capital contributions and for general corporate purposes. The joint book-running managers for the offering are Barclays Capital Inc., J.P. Morgan Securities Inc., BofA Merrill Lynch, Morgan Stanley & Co. Incorporated and UBS Securities LLC.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The offering may be made by means of a prospectus and a related prospectus supplement, copies of which may be obtained when available from Barclays Capital Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: (888) 603-5847, fax: (631) 254-7140 or by e-mail at Barclaysprospectus@broadridge.com; J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, telephone: (718) 242-8002 or fax: (718) 242-8003; BofA Merrill Lynch, 4 World Financial Center, New York, New York 10080, Attention: Prospectus Department; Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, New York 10014, telephone (866) 718-1649; and UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, New York 10171, Attention: Clint Lauriston, telephone (877) 827-6444, ext. 561-3884.

With assets of approximately $23 billion, Ameren serves approximately 2.4 million electric customers and almost one million natural gas customers in a 64,000-square-mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 16,400 megawatts.

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